Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Neogen Vice President & CFO
517/372-9200

Crowder resigns as Neogen director

LANSING, Mich., April 18, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that Dr. Richard Crowder has resigned as a member of the company’s Board of Directors, effective April 30. Crowder, 77, resigned for personal reasons.

Crowder has been a member of the Board of Directors since 2009 and was elected to a new three-year term in October 2015. The company advises that the Board of Directors is expected to appoint an interim director to complete Crowder’s term.

“Dick Crowder has been a great asset to the Board and a good advisor to me through his years with Neogen,” said James Herbert, Neogen’s chairman and CEO. “Ambassador Crowder brought a wealth of background and experience to our Board having served as United States Chief Agriculture Negotiator, Under Secretary of U.S. Department of Agriculture, and numerous corporate board memberships. Currently a member of the faculty at Virginia Tech University, Dr. Crowder has 40 years of experience in agriculture and trade industries. We certainly thank him for his service.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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